EXHIBIT 99.1

 APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES COMPLETION OF MERGER
                         WITH INSIGNIA PROPERTIES TRUST

      DENVER, COLORADO, March 1, 1999 (NYSE: AIV) -- Apartment Investment and Management Company ("AIMCO") announced that AIMCO completed its previously announced merger with Insignia Properties Trust ("IPT") (AMEX:
 FFO) on February 26, 1999. Under the terms of the merger agreement, each IPT share has been converted into the right to receive 0.3601 shares of AIMCO Common Stock. Letters of transmittal regarding the procedures to exchange IPT shares for AIMCO Common Stock will be sent to former IPT shareholders in the near future. As a result of the merger, IPT shares will no longer be listed on the American Stock Exchange.

      AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 36 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates approximately 2,150 properties, including approximately 380,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 49 states, the District of Columbia and Puerto Rico.

 Contact:  Leeann Morein, Senior Vice President - Investor Services,
 (303) 757-8101, E-mail: investor@aimco.com, Web Site: http://www.aimco.com